SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*


                               GENTEX CORPORATION
                                (Name of Issuer)



                          Common Stock, Par Value $.06
                         (Title of Class of Securities)


                                   371901-10-9
                                 (CUSIP Number)


               Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
               (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                      (Continues on the following page(s))

                                Page 1 of 4 Pages

CUSIP NO. 371901-10-9                13G                             Page 2 of 4



1.       NAME OF REPORTING PERSON

         Fred Bauer
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America


                           5.       SOLE VOTING POWER
      NUMBER OF                     3,560,464
       SHARES              6.       SHARED VOTING POWER
    BENEFICIALLY                    -0-
      OWNED BY             7.       SOLE DISPOSITIVE POWER
        EACH                        3,560,464
     REPORTING             8.       SHARED DISPOSITIVE POWER
    PERSON WITH                     -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,720,466

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 371901-10-9              13G                              Page 3 of 4


Item 1(a)         Name of Issuer:

                  Gentex Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  600 N. Centennial
                  Zeeland, MI  49464

Item 2(a)         Name of Person Filing:

                  Fred Bauer

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  Fred Bauer:               236 Dyken Avenue
                                            Holland, MI  49423

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Securities:

                  Common Stock, Par Value $.06

Item 2(e)         CUSIP Number:

                  371901-10-9

Item 3            Not Applicable.

Item 4            Ownership:

                  Ownership details are disclosed in Items 5 through 8 on the coversheet preceding this portion of Schedule 13G. The amount shown in Item 9 on the coversheet for Fred Bauer includes 160,002 shares covered by options exercisable within 60 days.

Item 5            Ownership of 5% of Less of a Class:

                  Not Applicable.

CUSIP NO. 371901-10-9                13G                             Page 4 of 4

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  -0-

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by Parent Holding
                  Company:

                  3,560,464

Item 8            Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9            Notice of Dissolution of Group:

                  Not Applicable.

Item 10           Certification:

                  Not Applicable.




Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 10, 2000                     /s/ Fred Bauer
                                             Fred Bauer


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